Filed Pursuant to Rule 424(b)(3)
File No. 333-142403

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 21, 2007)

NATIONAL COAL CORP.

Up to 3,000,000 shares of Common Stock

        Our common stock is currently quoted on the NASDAQ Global Market under the symbol “NCOC.” On May 5, 2009, the last reported sale price of our common stock on the NASDAQ Global Market was $2.48 per share.

        This prospectus supplement supplements the prospectus dated June 21, 2007 relating to the offer and sale from time to time by certain selling stockholders of up to 3,000,000 shares of our common stock.

        This prospectus supplement should be read in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

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        On July 1, 2008, Steelhead Offshore, Ltd. and affiliates and J-K Navigator Fund, L.P., each a selling shareholder listed in the prospectus, transferred all of the shares of our common stock and warrants to purchase shares of our common stock held by them to Steelhead Navigator Master, L.P. The table below reports the common stock beneficially owned by Steelhead Navigator Master, L.P. as of the date of this prospectus supplement. Each of Steelhead Offshore, Ltd. and J-K Navigator Fund do not hold any shares of our common stock or warrants to purchase any shares of our common stock as of the date of this prospectus supplement and all references to them in the selling shareholder table should be considered deleted from the prospectus. The information appearing under the heading “Selling Shareholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

	Number of Shares Beneficially Owned Prior to Offering			Number of Shares Beneficially Owned After Offering
Name of Selling Shareholder	Number	Percentage of Shares Outstanding	Number of Shares Being Offered	Number	Percentage of Shares Outstanding

Steelhead Navigator Master, L.P.(1)	6,256,612	18.1%	2,800,000	3,456,612	10.0%

(1)     Consists of (i) 2,800,000 shares of common stock, which shares are being offered pursuant to this prospectus, (ii) 375,000 shares of common stock that may be acquired upon exercise of warrants, which shares are not being offered pursuant to this prospectus, and (iii) 3,081,612 shares of common stock, which shares are not being offered pursuant to this prospectus. The percentage of shares outstanding presented is based on 34,184,824 shares of our common stock outstanding on May 1, 2009. Steelhead Partners, LLC, as the investment manager of this selling shareholder and as the sole member of the selling shareholder’s general partner, and J. Michael Johnston and Brian K. Klein, as the member managers of Steelhead Partners, LLC, exercise voting and investment control over the securities held by this selling shareholder. Each of Steelhead Partners, LLC, Mr. Johnston and Mr. Klein expressly disclaims beneficial ownership in these securities, except to the extent of their respective pecuniary interests therein.

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The date of this prospectus supplement is May 7, 2009.